Exhibit 99.1

EXXON MOBIL CORPORATION

Amendment effective November 23, 2021
To
Earnings Bonus Unit Awards effective November 28, 2018
And
Earnings Bonus Unit Awards effective November 26, 2019

This Amendment (“Amendment”) is made in Dallas County, Texas by Exxon Mobil Corporation (the “Corporation”) effective November 23, 2021 (the “Effective Date”) with respect to the Earnings Bonus Unit Awards previously granted by the Corporation effective November 28, 2018 (the “2018 Awards”) and the Earnings Bonus Unit Awards previously granted by the Corporation effective November 26, 2019 (the “2019 Awards”) (the 2018 Awards and the 2019 Awards being collectively referred to herein as the “Awards”). Terms used but not otherwise defined in or amended by this Amendment shall have the meanings ascribed to such terms in the instruments evidencing the applicable Awards and in the Corporation’s Short Term Incentive Program.

Each Award outstanding on the Effective Date is hereby amended so that, for purposes of Section 1 and Section 2 of the instruments evidencing such Award, the Corporation’s cumulative earnings per common share (assuming dilution) for the fourth quarter of 2020 shall be adjusted to ($0.77) per share in order to exclude a non-cash U.S. Upstream impairment reported in that quarter. The cumulative adjusted EPS threshold to reach full payout remains at $6.50 per share.

Except as amended hereby, all other terms and provisions of the Awards shall remain in effect in accordance with the instruments evidencing such Awards, including, without limitation, (i) provisions regarding the determination of the Corporation’s earnings per common share with respect to each quarter other than the fourth calendar quarter of 2020, and (ii) provisions regarding annulment.

EXXON MOBIL CORPORATION